Exhibit 10.1

December 5, 2005

Jeff Rydin

3303 Latania Drive

Tampa, FL 33618

Re: Additional Severance and Retention Benefits

Dear Jeff:

The purpose if this letter is to memorialize our understanding regarding the amendment of the terms to your original employment with NuVasive, Inc. (the “Company”) contained in the offer letter dated November 19, 2005. For purposes of this letter, the term Fundamental Transaction shall have the meaning set forth in the Company’s 2004 Equity Incentive Plan (the “Plan”). The term Involuntary Termination shall mean an involuntary Termination (as defined in the Plan) of service for reasons other than death, disability or Cause (as defined in the Plan).

1.	Involuntary Termination within 12 months of Transaction. Upon your Involuntary Termination within 12 months following a Transaction (if, and only if, you are still providing service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to one hundred percent (100%) of your compensation earned (including any bonus with respect to performance) during the most recently completed calendar year (“Compensation”).

2.	Involuntary Termination beyond 12 months of Transaction. Upon our Involuntary Termination beginning 12 months following a Transaction (if, and only if, you are still providing service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to seventy-five percent (75%) of your Compensation.

3.	Severance. In the event of your Involuntary Termination prior to a Transaction, in lieu of any other cash obligation, the Company shall pay you a cash payment equal to seventy-five percent (75%) of your Compensation upon your execution of a release of all claims against the Company.

4.	Nonsolicitation. You agree that while providing service to the Company and for one (1) year following the date upon which you cease to provide service to the Company, you will not, either directly or through others solicit or attempt to solicit, or hire or attempt to hire, any person (including any entity) who is an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

For purposes of clarification, your employment with the Company will remain on an “at will” basis, meaning that (except for the obligations contemplated by this letter or under the Plan) either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. These terms are in lieu of and replace the current terms of any existing severance obligations. The severance obligations set forth herein constitute the entirety of any severance obligation owed to you by the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of the Company authorized by the Company’s Board of Directors and you.

This letter agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

Very truly yours,

NUVASIVE, INC.

		By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
As Accepted and Agreed:

Dated:	December 5, 2005	/s/ Jeff Rydin
Jeff Rydin